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                                                                      EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Anadarko Petroleum Corporation:


We consent to incorporation by reference in the Registration Statement on Form S-8 of Anadarko Petroleum Corporation of our report dated January 27, 1994, relating to the consolidated balance sheets of Anadarko Petroleum Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 Annual Report on Form 10-K of Anadarko Petroleum Corporation, and to the reference to our firm under the heading "Incorporation of Certain Documents by Reference" in the registration statement.



KPMG PEAT MARWICK

Houston, Texas
July 8, 1994